Exhibit 19.1

ESAB Corporation
INSIDER TRADING POLICY

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information regarding the company or its securities. It is the policy of ESAB Corporation and its subsidiaries (the “Company”) to comply fully, and to assist the Company’s directors, officers and employees in complying fully, with all federal and state laws applicable to transactions in the securities issued by the Company. Violating such laws can undermine investor trust, harm the Company’s reputation, and result in your dismissal from the Company or even serious criminal and civil charges against you and the Company.

This Insider Trading Policy (this “Policy”) outlines your responsibilities to avoid insider trading and other prohibited transactions specified herein as well as comply with all applicable laws.

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security issued by a company while in possession of material nonpublic information relating to such company or security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and significant fines. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all directors, officers and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts. Transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every director, officer and employee must review this Policy.

Questions regarding the Policy should be directed to the Company’s General Counsel.

II.POLICY STATEMENT

No director, officer or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company.

Additionally, directors, officers and key employees periodically designated by the Company may purchase or sell any security of the Company only during the period beginning on the first (1st) full business day following the public release of the Company’s quarterly or annual financial results and ending on the fifteenth (15th) calendar day of the third month of the calendar quarter, and then only if the individual is not otherwise in possession of material nonpublic information. In addition, the Company requires that directors, officers and key employees of the Company trade only after obtaining clearance from the General Counsel. For additional information with respect to these prohibitions, please refer to the Company’s “Insider Trading Procedures” available on the Company’s intranet site.

From time to time, events will occur that are material to the Company and cause certain directors, officers or employees to be in possession of material nonpublic information. When that happens, a senior officer of the Company may issue an advisory prohibiting all trading by officers, directors or other designated employees in the Company’s securities or other securities of a company with which the Company has a relationship. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company or its securities, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

No director, officer, or employee shall directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s Public Disclosure Policy) or to anyone within the Company other than for the conduct of the Company’s business and on a “need-to-know” basis.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security issued by a company while in possession of material nonpublic information relating to such company or security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other similar rights and convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

A.What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. The broadest interpretation should be given as to whether information is material, and it is important to review the information in the context of other existing information and other surrounding facts and circumstances.

Examples of material information include (but are not limited to) information about:

•Quarterly and annual earnings or losses, earnings forecasts (including amendments to or confirmations of any previously announced forecasts) and similar financial information;
•dividends;
•possible mergers, acquisitions, tender offers, or dispositions;

•major new products, product developments or R&D breakthroughs;
•important business developments, such as major contract awards or cancellations, and strategic initiatives;
•management or control changes;
•significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. When in doubt, do not trade.

B.What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors and sufficient time given for the public and trading markets to process and absorb that information.

Information generally would be considered widely disseminated if it has been disclosed through:

•a filing with the Securities and Exchange Commission (the “SEC”), such as a Form 8-K or other report;
•a press release issued via a national newswire service;
•a broadcast on a widely available radio or television program;
•publication in a widely available newspaper, magazine or news website; or
•a Regulation FD compliant conference call.

Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public so such information generally should not be viewed as publicly disclosed for purposes of this Policy. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. As a general rule, information should not be considered fully absorbed by the marketplace until two (2) full trading days have elapsed following publication of such information.

C.Who Is an Insider?

“Insiders” include directors, officers and any employees of a company, or anyone else who has material nonpublic information about a company. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s Public Disclosure Policy) or to anyone within the Company other than for the conduct of the Company’s business and on a “need-to-know” basis.

As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts. Transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

D.Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.Penalties for Engaging in Insider Trading

The SEC, Department of Justice and other enforcement authorities have vigorously prosecuted insider trading violations. Securities laws may also impose liability on companies and other persons in positions of control. There are no minimum requirements on the size of the transaction that can trigger insider trading liability. Relatively small trades have led to civil and criminal investigations and lawsuits.

There are strict criminal penalties under federal securities laws for committing illegal insider trading, including

•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•imprisonment for up to 20 years.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including but not limited to termination of employment or service for cause, whether or not the person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in a prosecution, can tarnish a company’s or person’s reputation and irreparably damage a career.

IV.RULE 10B5-1 TRADING PLANS

Under SEC Rule 10b5-1, a purchase or sale of a security will not be deemed to have been made on the basis of material non-public information if the person making the trade demonstrates that the trade was made pursuant to a binding agreement or written plan entered into or adopted at a time that the person was not aware of any material nonpublic information. A Rule 10b5-1 plan refers to a written plan regarding the method for effecting future transactions in securities entered into or adopted at a time when the person is not aware of material non-public information. A person that effects a transaction pursuant to a valid Rule 10b5-1 plan has a defense against a claim that the transaction violated the U.S. federal insider trading rules.

Transactions under a Rule 10b5-1 plan will not be subject to this Policy if all of the following conditions below are met:

•The Rule 10b5-1 plan must comply with all applicable legal requirements, including under the Federal securities laws.
•The Rule 10b5-1 plan cannot be entered into, and may not be amended or terminated, when a person is aware of material non-public information.
•The transaction must comply with all of the terms and conditions of the Rule 10b5-1 plan.
•The Rule 10b5-1 plan must reviewed and approved by the General Counsel prior to effecting any transactions.

V.OTHER PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for its officers, directors and employees to engage in short-term or speculative transactions in the Company’s securities, including hedging or monetization transactions. Many forms of speculative transactions are inconsistent with the goal to improve the Company’s long-term performance. These transactions may also create the appearance of trading on inside information. Accordingly, officers, directors and employees are prohibited from engaging in the following transactions involving Company securities: short sales, hedging or monetization transactions and transactions in publicly traded options on Company’s securities, such as puts, calls and other derivatives. Federal law also prohibits directors and executive officers from engaging in short sales.

ESAB Corporation
INSIDER TRADING PROCEDURES

VI.RELATED PROCEDURES

The Company’s Insider Trading Procedures (the “Procedures”), which are available on the Company’s intranet, contain practices and procedures that govern the trading of Company Securities. A violation of these Procedures is considered a violation of this Policy. You should consult the Procedures before engaging in any transaction involving the Company’s securities. The Procedures may be updated from time to time as determined by the Legal Department.

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information regarding the company or its securities. It is the policy of ESAB Corporation and its subsidiaries (the “Company”) to comply fully, and to assist the Company’s directors, officers and employees in complying fully, with all federal and state laws applicable to transactions in the securities issued by the Company.

The Company’s Insider Trading Policy (the “Policy”) is designed to guide you with respect to the laws prohibiting insider trading and ensure the ethical conduct of the Company’s business. The following procedures (“Procedures”) have been established, and will be maintained and enforced, by the Company to set up preventative measures to promote compliance with applicable laws and otherwise assist you in complying with the Policy. Please refer to the Policy for an explanation of insider trading and terms not otherwise defined in these Procedures.

A violation of these Procedures is considered a violation of the Policy and may result in the penalties set forth in the Policy.

A.Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, directors, officers and key employees periodically designated by the Company, may purchase or sell any security of the Company only during the period beginning on the first (1st) full business day following the public release of the Company’s quarterly or annual financial results and ending on the fifteenth (15th) calendar day of the third month of the calendar quarter, and then only if the individual is not otherwise in possession of material, nonpublic information. Transactions subject to these restrictions include, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under the Company’s 401(k) and deferred compensation plans, and the sale of Company stock issued upon exercise of stock options.

The Company periodically sets the blackout group to include key individuals that may regularly come into possession of material information. This group includes members of the Company’s Board of Directors and senior management team, as well as certain persons who work in particular offices, groups such as Finance, Strategy & Business Development, and Legal, or in operational roles that may regularly have access to such information.

The prohibition on trading during blackout periods does not apply to:

•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities that will not result in the purchase or sale of the Company’s securities during a prohibited trading period; or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5- 1”) promulgated under the Securities Exchange Act of 1934, as amended, and otherwise meets the requirements for Rule 10b5-1 trading plans set forth in the Policy. For more information about Rule 10b5-1 trading plans, please refer to Section IV of the Policy.

From time to time, a senior officer of the Company may issue an advisory prohibiting all trading by directors, officers or other designated employees in the Company’s securities or other securities of a company with which the Company has a relationship because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

B.Preclearance of All Trades by All Directors and Executive Officers

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities by the Company’s directors, executive officers and other key employees designated by the Company (each, a “Preclearance Person”) must be precleared by the Company’s General Counsel except for certain exempt transactions as explained in Section A of these Procedures.

A request for preclearance may be oral or in writing (including by e-mail) and should be made at least two business days in advance of the proposed transaction. Preclearance does not relieve you of your responsibility to comply with all applicable federal and state securities laws. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

C.Information Relating to the Company

Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need- to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s Public Disclosure Policy).

D.Acknowledgment and Training

All officers, directors and employees must provide the Company with a written acknowledgment confirming that they have reviewed and understand the Policy and these Procedures. The Company may arrange periodic trainings related to insider training and the Policy. All directors, officers and employees must complete any such trainings as required by the Company.

These Procedures may be updated from time to time by the Company.